Exhibit 99

Contact:	Rudolph A. Lutterschmidt
(610) 834-9600

FOR IMMEDIATE RELEASE

Nocopi Technologies, Inc. announces Expanded New License Security Business Agreements for Sales Record Protection in USA & Australia

West Conshohocken, Pa. April 20, 2004, PR Newswire. Today, Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a company dedicated to providing solutions for product counterfeiting and diversion for national and international clients is pleased to announce:

A new 4 year exclusive license with Nashua Corporation (NYSE: NSH) in the arena of Secure Retail Sales Records for the United States of America. “We’re very pleased to continue our business relationship with Nashua Corporation and look forward to yearly growth in the arena of Secure Retail Sales Records for the next four years and beyond,” said Dr. Feinstein.

     Additionally a new expanded venture, a 3 year exclusive licensing agreement for cash register receipt protection in Australia has been entered into by Nocopi with Charter Papers Pty. Ltd., Australia, a leader in the manufacture of Printer Receipt Roll Products. This agreement also includes the right to limited sub-licensing in Southeast Asia and China. With each sub-licensee, Nocopi will share the licensing fee and generate normal revenue from security ink sales.

     Nocopi Technologies, Inc., a well-known company for the past fifteen years is in the business of developing solutions against counterfeiting, product diversion, document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products.)

Forward Looking Information

     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 under the caption “Uncertainties That May Affect the Company, its Operating Results and Stock Price”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.